IMAX CORPORATION
Exhibit 99.1
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX CORPORATION RECEIVES COMMITMENT LETTER FROM WACHOVIA WITH PARTICIPATION OF
EXPORT DEVELOPMENT CANADA FOR NEW $75 MILLION CREDIT FACILITY
– New facility extends to October 2013 and will allow for increased borrowing capacity –
– Company intends to redeem remaining Senior Notes by year-end –
TORONTO — November 5, 2009 — IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today announced that it has entered into a commitment letter with Wachovia Capital Finance Corporation pursuant to which Wachovia, with the participation of Export Development Canada, has committed to provide a four-year senior secured $75 million credit facility. Upon execution of definitive documents, the credit facility will consist of revolving loans of up to $40 million and a term loan of $35 million. Once completed, the Company intends to use the new facility to finance its future growth and working capital requirements. The proposed credit facility matures on October 31, 2013 and will replace the Company’s previous $40 million credit facility which was to mature in October of 2010.
As currently contemplated, borrowings under the credit facility will bear interest at variable rates based on LIBOR or Wachovia’s prime rate plus variable margins at the Borrower’s option, under which applicable interest rates currently range from 3.03% to 4.03% per annum.
As previously announced on October 2, 2009, the Company called $75 million of its Senior Notes for redemption on December 1, 2009. The Company intends to redeem the remaining $29.4 million of its Senior Notes by year-end.
“This proposed new facility, combined with the redemption of our remaining senior notes, are very important steps toward creating a capital structure that will enable the Company to further realize the growth potential for the IMAX brand,” said Richard L. Gelfond, Chief Executive Officer of IMAX Corporation. “We believe our progress throughout this year to strengthen our balance sheet and enhance our financial flexibility is reflective of the early success we have achieved with our new business model and our entry in the digital arena.”
About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in immersive motion picture technologies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX® theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR® technology. IMAX DMR is the Company’s groundbreaking digital re-mastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience®. The IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of September 30, 2009, there were 403 IMAX theatres (280 commercial, 123 institutional) operating in 44 countries.
IMAX®, IMAX® 3D, IMAX® DMR®, Experience It In IMAX®, An IMAX 3D Experience® and The IMAX Experience® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions, including the length and severity of the current economic downturn, the opportunities that may be presented to and pursued by the Company, the performance of IMAX DMR films, conditions in the in-home and out-of home entertainment industries, the signing of theatre system agreements, changes and developments in the commercial exhibition industry, the failure to convert theatre system backlog into revenue, investments and operations in foreign jurisdictions, foreign currency fluctuations and the Company’s prior restatements and the related litigation and ongoing inquiries by the SEC and the OSC. These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.
For additional information please contact:

Media:	Investors:
IMAX Corporation, New York	IMAX Corporation, New York
Sarah Gormley	Heather Anthony
212-821-0155	212-821-0121
sgormley@imax.com	hanthony@imax.com

Entertainment Media:	Business Media:
Rogers & Cowan, Los Angeles	Sloane & Company, New York
Elliot Fischoff/Jason Magner	Whit Clay
310-854-8128	212-446-1864
jmagner@rogersandcowan.com	wclay@sloanepr.com
###

2